Exhibit 5.1
Cowden & Humphrey Co. LPA
4415 Euclid Avenue
Cleveland, Ohio 44103-3758
April 20, 2010
Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139
Ladies and Gentlemen:
     We have acted as counsel to Energy Focus, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of its registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, the Securities Act, relating to the registration of 4,470,000 shares of Common Stock, par value of $0.0001 per share, of the Company. All of the shares of Common Stock are to be offered and sold by Lincoln Park Capital Fund, LLC, Chicago, Illinois (the “Selling Shareholder”).
     We, as counsel to the Company, have examined such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholder, when issued to the Selling Shareholder in accordance with the provisions of the Purchase Agreement dated March 17, 2010 between the Company and the Selling Shareholder, will be duly authorized and legally issued and fully paid and nonassessable.
     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,
/s/ Cowden & Humphrey Co. LPA
Cowden & Humphrey Co. LPA